Exhibit 21.1

LIST OF TRONOX HOLDINGS PLC SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation or Organization

Cristal Metals, LLC	Delaware

Tronox Finance LLC	Delaware

Tronox Incorporated	Delaware

Tronox LLC	Delaware

Tronox US Holdings Inc.	Delaware

Non-U.S. Subsidiaries:

CIC Switzerland	Switzerland

Hong Kong Titanium Products Company Limited	Hong Kong

Jiangxi Tikon Titanium Products Co. Ltd.	China

Millennium Inorganic Chemicals Holdings Brasil Ltda.	Brazil

Millennium Inorganic Chemicals Le Havre SAS	France

Millennium Inorganic Chemicals Overseas Holdings	United Kingdom

Millennium Inorganic Chemicals SAS	France

Shanghai Millennium Chemicals Trading Ltd.	China

Tronox Belgium BVBA	Belgium

Tronox France SaS	France

Tronox Global Holdings Pty Limited	Australia

Tronox India Private Limited	India

Tronox International BV	Netherlands

Tronox Investment Holdings Limited	United Kingdom

Tronox Investments Netherlands BV	Netherlands

Tronox Investments UK Limited	United Kingdom

Tronox KZN Sands (Pty) Ltd	South Africa

Tronox Limited	Australia

Tronox Management Pty Ltd.	Australia

Tronox Mineral Sands (Pty) Ltd	South Africa

Tronox Mining Australia Limited	Australia

Tronox Pigment Bunbury Ltd	Australia

Tronox Pigment UK Limited	United Kingdom

Tronox Pigmentos do Brasil SA	Brazil

Tronox Pigments (Holland) B.V.	Netherlands

Tronox Pigments Pty Limited	Australia

Tronox Pigments (Singapore) Pte. Ltd.	Singapore

Tronox Sands Holdings Pty Limited	Australia

Tronox Saudi Industries Company	Kingdom of Saudi Arabia

Tronox UK Holdings Limited	United Kingdom

Tronox UK Merger Company Limited	United Kingdom